Exhibit 23


                CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in this Registration Statement of Associates First Capital Corporation on Form S-8 (File No. 333- ) pertaining to Associates Savings and Profit Sharing Plan of our report dated January 26, 1996, appearing in the Annual Report on Form 10-K of Associates First Capital Corporation for the year ended December 31, 1995. Additionally, we consent to the incorporation by reference in this Registration Statement of our report dated July 3, 1996, on our audit of the combined financial statements of Associates International Group as of December 31, 1995 and the related combined statements of eamings, changes in stockholder's equity, and cash flows for the year then ended, appearing in the Current Report of Associates First Capital Corporation dated July 3, 1996.

                                COOPERS & LYBRAND L.L.P.

Dallas, Texas
July 29, 1996